Exhibit 99.1


OFFICER'S CERTIFICATE

Re: Impac Secured Assets Corp., Mortgage Pass-Through Certificates,
Series 2003-3

I, Mario R. Fegan, Jr., hereby certify that I am the Vice President, Master Servicing, of Impac Funding Corporation. I further certify, with respect to the Pooling and Servicing Agreement, as Master Servicer, the following:

1. A review of the activities of the Master Servicer during the preceding calendar year and of its performance under the Poling and Servicing Agreement has been made under my supervision;

2. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement for such year;

2. A review of the activities of each Sub-Servicer during the Sub-Servicer's most recently ended fiscal year on or prior to December 31, 2003 and its performance under its Sub-Servicing Agreement has been made under my supervision; and

3. To the best of my knowledge, based on my review and the certification of an officer of each Sub-Servicer, each Sub-Servicer has performed and fulfilled its duties, responsibilities and obligations under the Pooling and Servicing Agreement and its Sub-Servicing Agreement in all material respects throughout the year.



IMPAC FUNDING CORPORATION,
as Master Servicer

By: /s/ Mario R. Fegan, Jr.
Name: Mario R. Fegan, Jr.
Title:  Vice President, Master Servicing